EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 9, 2004, relating to the consolidated financial statements of Vodavi Technology, Inc. and subsidiaries as of and for the year ended December 31, 2003 included in the Annual Report on Form 10-K for the year ended December 31, 2003. It should be noted that we have not audited any financial statements of the company subsequent to December 31, 2003, or performed any audit procedures subsequent to the date of our report.

/s/ Mayer Hoffman McCann P.C.

Phoenix, Arizona
July 26, 2004